EXHIBIT 99.1

Synthesis Energy Systems, Inc. Reports Fiscal 2017 Second Quarter Financial Results and Provides Business Update

SES’s President and CEO, and CAO, to Present Conference Call Webcast Today at 4:15 p.m. ET

HOUSTON, Feb. 13, 2017 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), the global leader in economic and sustainable high performance clean energy gasification technology, today reported financial results for its fiscal 2017 second quarter ended December 31, 2016.

“During the second quarter of our fiscal year 2017, we have been focused on near term orders and their associated revenue, now closer than ever, and we are in the midst of forming financially impactful business platforms, all of which have been made possible by the successful multi-year commercialization of our technology,” said DeLome Fair, SES President and CEO. “Projects on nearly every continent are seeking us out, and I am extremely excited about the progress we are making through our technology projects and platforms outside of China. These inquiries are from countries and regions around the world eager for an economic alternative to expensive natural gas that is also environmentally responsible. SES Gasification Technology delivers a cleaner use of coal – a greener solution – that is proven on over 50 coals, biomass and wastes, including feedstocks from the US, Europe, China and Australia.”

Ms. Fair continued: “Today, from our most advanced project bidding activities to early stage commercial discussions, SES is working a project pipeline with current prospective opportunities that could exceed $20 billion dollars in total project facilities cost. Our nearest-term activities include the South American project that continues to move forward, and multiple new potential projects – in India, the Caribbean, and Southeast Asia. We believe that total installed cost of these projects could exceed $2 billion beginning this year and extending across the next three to five years.

“Based on our success with the approach on the Australian Future Energy platform, we are continuing to develop business platforms in regions of the world with abundant low-cost lignite coal and coal wastes and limited access to affordable natural gas. We intend to move into Eastern Europe with a similar type of platform structure in the near future. Additionally, we believe there will be future opportunities for platforms in other similar regions, such as India,” added Ms. Fair. “We intend to utilize the same platform concept in China where we have spent the majority of our efforts over the past ten years. We are working diligently on completing one or more self-funding China platforms with strong Chinese investment partners who are interested in taking our China assets, partnerships and future project opportunities that we have developed to the next stage, which will allow our Chinese operations to run relatively autonomously from SES. Once successful, our goal is to participate in China’s energy growth through co-ownership of the project investment platform and technology license orders.”

Recent Corporate Highlights

SES Assets:

Callide Mine: In October 2016, Batchfire Resources Pty Ltd., in which SES holds an approximately 11% ownership position, completed its acquisition of the Callide thermal coal mine located in Central Queensland, Australia, from Anglo American plc. The Callide Mine is a mature and significantly sized coal producer with substantial recoverable thermal coal reserves, according to Batchfire. The mine continued its operations uninterrupted on a “walk-out, walk-in” basis, and reports from the early operation of the mine since the acquisition are showing a smooth transition.  Our ownership position in Batchfire is the result of our successful platform development activities in Australia.

Yima Joint Ventures Methanol Plant: The Yima plant returned to operations in November 2016, with good operation reports since the restart. Yima JV management continues its efforts to consolidate the JV structure, in order to finalize the permits and move forward with the plant’s official operations phase. SES is pursuing options to monetize this asset.

ZZ Joint Venture Project: In October 2016 SES completed the restructuring of its commercial proof-of-concept SGT demonstration plant and feedstock testing facility with Shandong Weijiao Group Xuecheng Energy Co., Ltd.

Technology Licensing and Equipment:

China Joint Venture: Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES), SES’s China Joint Venture with Suzhou THVOW Technology Co., Ltd. – SES continues to work with its Tianwo-SES JV partner to improve its operations. Tianwo-SES is actively pursuing multiple projects across China, including a large-scale national level project to produce substitute natural gas.

Corporate News:

Chris Raczkowski, an accomplished leader and engineer whose career focus on clean energy technologies includes 17 years of professional experience and living in China and Southeast Asia, joined the team as President – Asia, as announced in December 2016. Mr. Raczkowski’s 25-year career includes energy project development in China, Vietnam, Thailand and Malaysia, and he served as Vice President Engineering for SES during the development and construction of the SES Gasification Technology demonstration plant in Shandong Province, China.

Fiscal Second Quarter 2017 Financial Results (Unaudited)

The Company reported revenues of $5,000 for the Current Quarter.  During the Comparable Quarter total revenues were $53,000, which resulted from engineering feasibility studies and coal testing services for a customer.

The Company reported $2,000 costs of sales during the Current Quarter.  In the Comparable Quarter cost of sales totaled $35,000, which related to the costs incurred for coal testing and engineering studies for a customer.

The Company's operating loss from continuing operations for the Current Quarter was $2.9 million versus an operating loss of $3.1 million for the Comparable Quarter. The decrease in operating loss was primarily due to less stock-based expense in the Current Quarter.

The Company reported a gain from discontinued operations related to our ZZ Joint Venture of $2.3 million for the Current Quarter compared with a total loss of $1.0 million for the Comparable Quarter.  The Current Quarter gain of $2.3 million was primarily the result of the deconsolidation of the ZZ Joint Venture in the Current Quarter.

The net loss attributable to stockholders for the second quarter of fiscal 2017 was approximately $0.6 million during the Current Quarter versus a loss of $3.9 million for the Comparable Quarter.

As of December 31, 2016, the Company had cash and cash equivalents of $9.3 million and working capital of $8.2 million.

Conference Call Information

SES President and CEO DeLome Fair and CAO Scott Davis will report on financial results and provide a business update beginning at 4:15 p.m. ET on February 13.

To access the live conference call webcast, please log on to http://dpregister.com/10100487, or the Investor Center of the corporate website: http://ir.synthesisenergy.com/index.cfm. Alternatively, interested parties may participate in SES’s conference call by phoning (877) 508-9602 (U.S.) or (412) 317-5113 (Int’l). Callers should request the “Synthesis Energy Systems, Inc. call.”

An archived version of the SES conference call webcast will be available, beginning approximately one hour after its completion, through March 13, 2017. Interested parties can access the telephonic replay on the Investor Center of the company’s website, or by phoning (877) 344-7529 (U.S.) or (412) 317-0088 (Int’l). The PIN access code for both the live call and replay is: 10100487.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology (SGT) can produce clean, low-cost syngas for power generation, industrial fuels, chemicals, fertilizers, and transportation fuels, replacing expensive natural gas based energy. SGT can also produce high-purity hydrogen for cleaner transportation fuels. SGT enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, biomass, and municipal solid waste feedstocks. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the TSEC joint venture in the joint venture territory; our ability to successfully partner our technology business; our ability to develop our power business unit and marketing arrangement with GE and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; the ability of the ZZ Joint Venture to retire existing facilities and equipment and build another SGT facility; the ability of Batchfire management to successfully grow and develop Callide operations; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power, the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects, our ability to raise additional capital, if any, our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC. Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenue:
Technology licensing and related services	$5	$53	$5	$300
Total revenue	5	53	5	300

Costs and Expenses:
Costs of sales and plant operating	2	35	2	212
General and administrative expenses	2,436	1,883	4,768	3,848
Stock-based expense	476	1,160	733	2,291
Depreciation and amortization	9	51	48	108

Total costs and expenses	2,923	3,129	5,551	6,459

Operating loss	(2,918)	(3,076)	(5,546)	(6,159)

Non-operating (income) expense:
Foreign currency losses, net	114	63	140	182
Interest income	(3)	(6)	(8)	(16)

Loss from continuing operations	(3,029)	(3,133)	(5,678)	(6,325)
Income/(loss) from discontinued operations	2,318	(951)	1,929	(2,535)

Net Loss	(711)	(4,084)	(3,749)	(8,860)
Less: net loss attributable to noncontrolling interests	(142)	(158)	(233)	(352)

Net loss attributable to SES stockholders	$(569)	$(3,926)	$(3,516)	$(8,508)

Net income/(loss) attributable to SES stockholders:
From continuing operations	(2,887)	(2,977)	(5,454)	(5,980)
From discontinued operations	2,318	(949)	1,938	(2,528)

Net loss attributable to SES stockholders	$(569)	$(3,926)	$(3,516)	$(8,508)

Net income/(loss) per share (Basic and diluted):
From continuing operations	(0.03)	(0.03)	(0.06)	(0.07)
From discontinued operations	0.02	(0.01)	0.02	(0.03)

Net loss attributable to SES stockholders	$(0.01)	$(0.04)	$(0.04)	$(0.10)

Weighted average common shares outstanding:
Basic and diluted	87,044	86,891	87,016	86,619

SYNTHESIS ENERGY SYSTEMS, INC. Consolidated Balance Sheets (In thousands, except per share amount)

	December 31, 2016	June 30, 2016
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$9,276	$13,807
Accounts receivable, net	27	27
Prepaid expenses and other currents assets	827	828
Inventory	41	43
Assets of discontinued operations	—	12,662

Total current assets	10,171	27,367

Property, plant and equipment, net	33	54
Intangible asset, net	911	898
Investment in joint ventures	26,200	26,201
Other long-term assets	41	661

Total assets	$37,356	$55,181

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$1,990	$1,655
Liabilities of discontinued operations	—	13,337

Total current liabilities	1,990	14,992

Commitment and contingencies

Shareholders’ equity:

Preferred stock, $0.01 par value- 20,000 shares authorized – no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 87,064 and 86,984 shares issued and outstanding, respectively	870	870
Additional paid-in capital	261,984	261,225
Accumulated deficit	(230,454)	(226,938)
Accumulated other comprehensive income	4,086	6,586
Total shareholder’s equity	36,486	41,743
Noncontrolling interests in subsidiaries	(1,120)	(1,554)

Total equity	35,366	40,189

Total liabilities and equity	$37,356	$55,181